EXHIBIT 4.22

OFFICERS’ CERTIFICATE PURSUANT TO THE
INDENTURE IDENTIFIED BELOW

               The undersigned Kelly M. Allred, Vice President and Treasurer of KB HOME, a Delaware corporation (the “Issuer”), and Kimberly N. King, Corporate Secretary and Vice President, Corporate Legal Affairs of the Issuer:

(a) Each hereby certifies that he or she has read and is familiar with the provisions of Article Two of the Indenture referred to below relating to the issuance of Securities (as defined in the Indenture) thereunder; that he or she is generally familiar with the other provisions of the Indenture and with the affairs of the Issuer and its corporate acts and proceedings; that, in his or her opinion, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not the covenants and conditions have been complied with and that all covenants or conditions provided for in the Indenture relating to the establishment of $50,000,000 aggregate principal amount of Additional Notes (as such term is defined in the Initial Officers’ Certificate referred to below) and the form and terms of such Additional Notes and the issuance, authentication and delivery of such Additional Notes have been complied with;

(b) Acting pursuant to Article Two of the Indenture referred to below, do hereby authorize, adopt and approve the following terms for these Additional Notes which are of the same series of Securities under the Indenture as the $250,000,000 aggregate principal amount of the Issuer’s 7 3/4% Senior Subordinated Notes due 2010 (the “Initial Notes”), the form and terms of which were established by that certain Officers’ Certificate, dated January 27, 2003 (the “Initial Officers’ Certificate”), and which were issued on January 27, 2003 under the Senior Subordinated Debt Indenture, dated as of November 19, 1996 (the “Indenture”, which term as used herein, includes the form and terms of the Additional Notes and the Initial Notes established by this Officers’ Certificate and the Initial Officers’ Certificate), between the Issuer and SunTrust Bank, as successor to SunTrust Bank, Atlanta, as Trustee;

          (1) Form and terms of the Additional Notes authorized hereby:

Except as set forth below, the form and terms of the $50,000,000 aggregate principal amount of Additional Notes authorized hereby are identical to the form and terms of the Initial Notes established in or pursuant to the Initial Officers’ Certificate, which is attached hereto as Appendix A and is incorporated herein by reference.

          (2) Limit on the aggregate principal amount of Notes (as defined in the Initial Officers’ Certificate) (except for Notes authenticated and delivered upon registration of transfer, or in exchange for, or in lieu of, other Notes pursuant to Section 2.8, 2.9, 2.11, 8.5 or 12.3 of the Indenture or Section 10 of the Initial Officers’ Certificate or pursuant to any provision of the Indenture providing for redemption, repayment or repurchase of Notes in whole or in part):

$50,000,000 aggregate principal amount of Additional Notes are to be authenticated and delivered upon issuance on February 7, 2003. These Additional Notes, together with the

Initial Notes, constitute one series of Securities under the Indenture. Nothing in this Officers’ Certificate shall limit the ability of the Issuer to issue other Additional Notes from time to time in the future subject to the terms and provisions of the Initial Officers’ Certificate and the Indenture.

          (3) Sale price of the Notes:

On February 7, 2003, the Issuer will sell these Additional Notes to the underwriter for 98.444% of the principal amount thereof, plus accrued interest from January 27, 2003.

          (4) Each of the undersigned hereby further certifies, pursuant to Section 2.4(3) of the Indenture, that the form and terms of the Additional Notes authorized hereby have been established pursuant to Sections 2.1 and 2.3 of the Indenture and comply with the Indenture.

[Remainder of Page Intentionally Left Blank]

               IN WITNESS WHEREOF, we have executed this Certificate on behalf of the Issuer this 7th day of February, 2003.

[SEAL]

Name: Kelly M. Allred Title: Vice President and Treasurer

Name: Kimberly N. King Title: Corporate Secretary and Vice President, Corporate Legal Affairs

Appendix A

Officers’ Certificate dated January 27, 2003

See Attached.

OFFICERS’ CERTIFICATE PURSUANT TO THE
INDENTURE IDENTIFIED BELOW

     The undersigned Kelly M. Allred, Vice President and Treasurer of KB HOME, a Delaware corporation (the “Issuer”), and Kimberly N. King, Corporate Secretary and Vice President, Corporate Legal Affairs of the Issuer:

(a) Each hereby certifies that he or she has read and is familiar with the provisions of Article Two of the Indenture referred to below relating to the issuance of Securities thereunder; that he or she is generally familiar with the other provisions of the Indenture and with the affairs of the Issuer and its corporate acts and proceedings; that, in his or her opinion, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not the covenants and conditions have been complied with and that all covenants or conditions provided for in the Indenture relating to the establishment of the series of Securities referred to below and the form and terms of such series and the issuance, authentication and delivery of such Securities have been complied with.

(b) Acting pursuant to Article Two of the Indenture referred to below, do hereby authorize, adopt and approve the following terms for a series of Securities to be issued under the Senior Subordinated Debt Indenture dated as of November 19, 1996 (the “Indenture”, which term, as used herein, includes the form and terms of the Notes established by this Officers’ Certificate), between the Issuer and SunTrust Bank, as successor to SunTrust Bank, Atlanta, as Trustee:

     (1)  Designation of Securities of the series:

7 3/4% Senior Subordinated Notes due 2010.

     (2)  Limit on the aggregate principal amount of Notes (except for Notes authenticated and delivered upon registration of transfer, or in exchange for, or in lieu of, other Notes pursuant to Section 2.8, 2.9, 2.11, 8.5 or 12.3 of the Indenture, or Section 10 of this Officers’ Certificate or pursuant to any provision of the Indenture providing for redemption, repayment or repurchase of Notes in whole or in part):

$250,000,000 aggregate principal amount are to be authenticated and delivered upon original issuance on the Closing Date and, subject to the covenants applicable to the Notes set forth in the Indenture (including the covenants set forth in this Officers’ Certificate) and applicable law, an additional unlimited aggregate principal amount of Notes may be authenticated and delivered upon original issuance, at any time and from time to time after the Closing Date, upon the delivery to the Trustee of an Issuer Order, accompanied by a Board Resolution, and an Officers’ Certificate pursuant to Section 2.3 of the Indenture (which Officers’ Certificate may incorporate any provisions from or otherwise refer to this Officers’ Certificate); provided that any Additional Notes issued after the Closing Date shall have the same form and terms (other than date of issuance), and carry the same right to receive accrued and unpaid interest, as the Notes originally issued on the Closing Date and may (but need not) provide that interest thereon shall begin to accrue from a different date than the date set forth in the Notes originally issued on the Closing Date; and provided, further, that, notwithstanding the foregoing, no Additional Notes may be issued if the Issuer has effected satisfaction and discharge of the Indenture with respect to the Notes pursuant to Section 10.1(A) of the Indenture or has effected defeasance of the Notes pursuant to Section 10.1(B) of the Indenture or has effected covenant defeasance of the Notes pursuant to Section 10.1(C) of the Indenture. All of the Notes issued on the Closing Date, together with any Additional Notes which may be originally issued after the Closing Date, shall constitute one series of Securities under the Indenture.

     (3)  Date on which the principal of Notes is payable at maturity:

February 1, 2010.

     (4)  Interest on the Notes:

(a)	The rate of interest on the Notes and the method of calculation thereof:

7 3/4% per annum calculated on the basis of a 360-day year of twelve 30-day months.

(b)	The date from which such interest shall accrue:
January 27, 2003.

(c)	Interest payment dates:

February 1 and August 1, commencing August 1, 2003.

(d)	Record dates:

January 15 and July 15 (in each case whether or not a Business Day), as the case may be, next preceding each February 1 and August 1, respectively.

     (5)  Place or places where Notes shall be payable:

The principal of and interest on the Notes shall be payable, and the Notes may be presented for registration of transfer and exchange, in the Borough of Manhattan, The City of New York at an office or agency maintained by the Issuer for such purpose pursuant to Section 3.2 of the Indenture. Such office or agency shall initially be the agent of the Trustee in The City of New York, which on the date hereof is Computershare Trust Company of New York, Wall Street Plaza, 88 Pine Street, 19th Floor, New York, New York 10005. In addition, so long as the Trustee shall act as trustee with respect to the Notes, the principal of and interest on the Notes shall be payable, and the Notes may be presented for registration of transfer and exchange, at the office of the Trustee in Atlanta, Georgia designated for such purpose.

     (6)  Redemption of Notes at the option of the Issuer; absence of sinking fund:

(a) Except as set forth in subsection (b) of this Section 6 and in Section 12 below, the Notes will not be redeemable at the Issuer’s option. The Notes will not be entitled to the benefit of any sinking fund.

(b) The Notes will be redeemable at the Issuer’s option, in whole or from time to time in part, on any date on or after February 1, 2007 and prior to maturity, upon not less than 30 nor more than 60 days’ notice given in accordance with the provisions of the Indenture, at the redemption prices (expressed as percentages of principal amount thereof) set forth below, together with accrued interest to the date fixed for redemption (provided that payments of interest becoming due on or prior to a date fixed for redemption of the Notes shall be payable to the Holders of the Notes registered as such at the close of business on the relevant record dates, subject to the terms and provisions of the Indenture), if redeemed during the 12-month period beginning February 1 of the years indicated below:

Redemption
Year	Price

2007	103.875%
2008	101.938%
2009 and thereafter	100.000%

     (7)  Repurchase of Notes at option of the Holders upon Change of Control:

(a) If at any time there occurs a Change of Control with respect to the Issuer, each Holder of Notes will have the right, at such Holder’s option, to require the Issuer to repurchase all of such Holder’s Notes, or a portion thereof which is in a principal amount of $1,000 or any integral multiple thereof, on the date (the “Change of Control Repurchase Date”) that is 30 Change of Control Business Days after the date of the Change of Control at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the Change of Control Repurchase Date (the “Change of Control Repurchase Price”).

(b) Within 15 Change of Control Business Days after the occurrence of a Change of Control, the Issuer or, at the request of the Issuer, the Trustee will give notice (the “Change of Control Notice”), in the manner provided in Section 11.4 of the Indenture, to all Holders of the Notes of the occurrence of such Change of Control and of the Issuer’s offer to repurchase Notes pursuant to the repurchase right arising as a result thereof and will cause a copy of such notice to be published in an Authorized Newspaper in The City of New York. If such Change of Control Notice is given by the Issuer, the Issuer shall also deliver a copy thereof to the Trustee. Such Change of Control Notice shall contain all instructions and (except in the case of the published notice) materials necessary to enable Holders of Notes to surrender their Notes to the Issuer for repurchase

(including (except in the case of the published notice), without limitation, a form of Change of Control Repurchase Notice (as defined below)) and, without limitation to the foregoing, shall state:

(i) that the Issuer is offering to repurchase all of the Notes as a result of a Change of Control pursuant to this Section 7, and shall state the events causing such Change of Control and the date of such Change of Control;

(ii) the Change of Control Repurchase Date;

(iii) the Change of Control Repurchase Price;

(iv) that a Holder electing to have a Note (or any portion thereof which is a principal amount of $1,000 or any integral multiple thereof) repurchased will be required to surrender the Note, duly endorsed by, or accompanied by a written instrument or instruments of transfer executed by, the Holder or his attorney duly authorized in writing, together with a duly completed Change of Control Repurchase Notice, at an address specified in subparagraph (v) below prior to the Change of Control Repurchase Date (such notice shall specify the information which the Holder must set forth in such Change of Control Repurchase Notice, and shall indicate that copies of the form of Change of Control Repurchase Notice are available at the office of the Trustee and at each other office or agency specified in subparagraph (v) below), or, in the case of any Note represented by a Global Note (as defined in Section 15(a) of this Officers’ Certificate) registered in the name of a Depositary or its nominee, that a Holder electing to have such Note (or any portion thereof which is a principal amount of $1,000 or any integral multiple thereof) repurchased will be required to surrender such Note prior to the Change of Control Repurchase Date in accordance with the procedures of the Depositary as then in effect;

(v) the address of the Trustee where Notes may be surrendered for repurchase pursuant to such Change of Control, and the name and address of each other office or agency where Notes may be surrendered for repurchase pursuant to such Change of Control, which shall include the office or agency in the Borough of Manhattan, The City of New York maintained with respect to the Notes pursuant to Section 3.2 of the Indenture;

(vi) that the Change of Control Repurchase Price for any Note which has been duly surrendered, together with a duly completed Change of Control Repurchase Notice (or, in the case of a Note represented by a Global Note, any similar notice required pursuant to the procedures of the Depositary as then in effect), and not withdrawn will be paid on the Change of Control Repurchase Date;

(vii) that any Note repurchased by the Issuer on the Change of Control Repurchase Date shall cease to accrue interest on the Change of Control Repurchase Date unless the Issuer defaults in making payment in full of the

Change of Control Repurchase Price, and that any Note which is not surrendered for repurchase or which is surrendered and thereafter withdrawn shall continue to accrue interest;

(viii) that Holders who have surrendered Notes for repurchase will be entitled to withdraw such Notes (or any portion thereof in a principal amount of $1,000 or any integral multiple thereof) if the Trustee or any office or agency referred to in clause (v) above, as the case may be, receives, prior to the Change of Control Repurchase Date, a telegram, telex, facsimile transmission, letter or hand delivery notice setting forth the name of the Holder, the certificate number and the principal amount of the Note (which may be all or a portion of such principal amount which is $1,000 or an integral multiple thereof) with respect to which such notice of withdrawal is being submitted and the principal amount, if any, of the Note which is not being withdrawn (provided that, in the case of Notes represented by one or more Global Notes registered in the name of a Depositary or its nominee, Holders who have surrendered such Notes for repurchase will be entitled to withdraw such Notes (or any portion thereof in a principal amount of $1,000 or any integral multiple thereof) at any time prior to the Change of Control Repurchase Date in accordance with the procedures of the Depositary as then in effect);

(ix) that Holders whose Notes are repurchased only in part will be issued new Notes equal in principal amount to the unrepurchased portion of the Notes surrendered, and that Holders surrendering Notes for repurchase in part may specify the denomination or denominations (which must be $1,000 or an integral multiple of $1,000) of the Note or Notes to be issued for the unrepurchased portion of the Notes being surrendered and that, in the absence of any such specification, one Note will be issued for the portion not repurchased; and

(x) any other procedures the Holder must follow to exercise its rights under this Section 7, including a general statement to the effect that owners of Notes represented by Global Notes will be required to effect delivery of such Notes through book-entry transfers and therefore should contact the broker or dealer through which they hold those Notes in order to surrender those Notes for repurchase or to withdraw Notes that have been so surrendered.

(c) “Change of Control Repurchase Notice” means a written notice (which may be the form thereof provided by the Issuer pursuant to Section 7(b) or any other written notice which sets forth the information described below), signed by the Holder or his attorney duly authorized in writing, stating:

(i) the name and address of the Holder and the certificate number of the Note which the Holder is delivering to be repurchased;

(ii) if the Note is surrendered for repurchase in part, the portion of the principal amount of the Note which the Holder is delivering to be repurchased, which portion must be $1,000 or an integral multiple thereof;

(iii) if the Note is surrendered for repurchase in part, the denomination or denominations (which must be $1,000 or any integral multiple thereof) of the Note or Notes to be issued to the Holder for the unrepurchased portion of the Note being surrendered, provided that the failure so to specify such denomination or denominations shall not constitute a defect in the Change of Control Repurchase Notice and, in such event, one Note will be issued for such unrepurchased portion of the Note being surrendered; and

(iv) that such Holder is electing to have such Note (or portion thereof) repurchased by the Issuer on the Change of Control Repurchase Date.

The delivery of a Note, by hand, by mail or otherwise, prior to the Change of Control Repurchase Date to the Trustee or to an office or agency referred to in Section 7(b)(v) above shall be a condition to the receipt by the Holder of the Change of Control Repurchase Price therefor.

(d) Anything in this Officers’ Certificate, the Notes or the Indenture to the contrary notwithstanding, in the case of any Notes in book-entry form represented by one or more Global Notes registered in the name of a Depositary or its nominee, the surrender and withdrawal of such Notes in connection with a Change of Control may be effected by book-entry transfer in accordance with the Depositary’s procedures as in effect from time to time and the Change of Control Repurchase Notice, any notice of withdrawal or any other notice contemplated by Section 7, 8, 9 or 10 of this Officers’ Certificate with respect to such Notes may be given electronically or otherwise in accordance with the procedures of the Depositary as in effect from time to time, and the information specified in such Change of Control Repurchase Notice, notice of withdrawal or other notice may differ from that contemplated by Section 7, 8, 9 or 10 of this Officers’ Certificate so long as such information is in accordance with the Depositary’s procedures as in effect from time to time.

     (8)  Effect of Change of Control Repurchase Notice; Right of Withdrawal:

Upon surrender by a Holder of a Note for repurchase pursuant to Section 7, together with a duly completed Change of Control Repurchase Notice (or, in the case of Notes represented by one or more Global Notes, any similar notice required pursuant to the procedures of the Depositary as then in effect), such Holder shall (unless such Note is withdrawn as specified in the following paragraph) thereafter be entitled to receive, on the Change of Control Repurchase Date, the Change of Control Repurchase Price with respect to such Note. On the Change of Control Repurchase Date, the Issuer will pay or cause the Trustee or a paying agent to pay the Holders of Notes which have been duly surrendered for repurchase and not withdrawn the Change of Control Repurchase Price for such Notes.

A Holder who has surrendered a Note for repurchase on a Change of Control Repurchase Date will be entitled to withdraw such Note (or any portion thereof in a principal amount of $1,000 or any integral multiple thereof) if the Trustee or any office or agency referred to in Section 7(b)(v) receives, prior to the Change of Control Repurchase Date, a telegram, telex, facsimile transmission, letter or hand delivery notice setting forth the information specified in Section 7(b)(viii).

If any Note is withdrawn in whole, the Issuer shall cause such Note promptly to be mailed or otherwise delivered to the Holder thereof.

If any Note surrendered for repurchase shall not be so paid in full on the relevant Change of Control Repurchase Date, the principal thereof (including the premium thereon) shall, until paid, bear interest from such Change of Control Repurchase Date at the rate of interest borne by the Notes, and the Issuer shall cause such Note promptly to be mailed or otherwise delivered to the Holder thereof.

The Issuer shall publicly announce the results of an offer made following a Change of Control on or promptly after the Change of Control Repurchase Date.

     (9)  Deposit of Change of Control Repurchase Price:

On or prior to the Change of Control Repurchase Date, the Issuer shall deposit with the Trustee or with a paying agent for the Notes (or, if the Issuer is acting as its own paying agent, shall set aside, segregate and hold in trust as provided in Section 3.4 of the Indenture) an amount of cash sufficient to pay the aggregate Change of Control Repurchase Price for all Notes or portions thereof which have been duly surrendered for repurchase and not withdrawn.

Anything in this Officers’ Certificate, the Notes or the Indenture to the contrary notwithstanding, interest payable on Notes duly surrendered for repurchase on a Change of Control Repurchase Date shall be paid with and in the same manner as the principal of such Notes payable on such Change of Control Repurchase Date.

     (10)  Notes repurchased in part:

In the case of any Note which is repurchased only in part, the Issuer shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of any authorized denominations as specified by such Holder (or, if the Holder shall fail to specify any such denominations, a single Note in an authorized denomination), in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered which is not repurchased.

Provisions of this Officers’ Certificate and the Indenture that apply to the repurchase of all of a Note pursuant to Section 7 also apply to the repurchase of a portion of such Note.

     (11)  Covenant to comply with securities laws upon repurchase of Notes:

In connection with any offer to purchase Notes under Section 7, the Issuer will conduct such offer in compliance with applicable securities laws and regulations, including Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, to the extent applicable.

     (12)  Redemption of the Notes at the option of the Issuer with Net Cash Proceeds of Equity Offerings.

At any time prior to February 1, 2006, the Issuer at its option may redeem Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Notes (including any Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings, at any time or from time to time, at a redemption price equal to 107.75% of the principal amount plus accrued interest to the date fixed for redemption (provided that payments of interest becoming due on or prior to a date fixed for redemption of the Notes will be payable to the Holders of the Notes registered as such at the close of business on the relevant record dates, subject to the terms and provisions of the Indenture); provided that Notes (including any Additional Notes) with an aggregate principal amount equal to at least $162,500,000 remain outstanding after each such redemption; and provided, further, that notice of any such redemption is mailed within 60 days after the closing date of the applicable Equity Offering and, in any event, not less than 30 nor more than 60 days prior to the applicable redemption date, all in accordance with the requirements of the Indenture.

     (13)  Denominations in which Notes are issuable, if other than $1,000 and any integral multiples thereof:

     Not Applicable.

     (14)  If other than the principal amount thereof, the portion of the principal amount of Notes payable on declaration of acceleration:

     Not Applicable.

     (15)  Whether Notes are issuable as Registered Securities, Unregistered Securities (with or without interest coupons), or any combination thereof:

(a) The Notes will be issued as Registered Securities without Coupons. The Notes will initially be issued in book-entry form and represented by one or more Registered Global Securities (the “Global Notes”). The initial Depositary for the Global Notes will be The Depository Trust Company, New York, New York (“DTC”). The Global Notes will initially be deposited with, or on behalf of DTC and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing Notes, as provided below, a Global Note may not be transferred except as a whole by the Depositary to its nominee or by a nominee to the Depositary or another nominee of the Depositary, or by the Depositary or its nominee to a successor Depositary or to a nominee of the successor Depositary.

(b) In addition to the events specified in Section 2.8 of the Indenture under which one or more Notes in definitive form will be issued in exchange for Global Notes, if at any time an Event of Default under the Indenture has occurred and is continuing with respect to the Notes, then the Issuer’s election pursuant to Section 2.3 of the Indenture that the Notes be represented by one or more Global Notes shall no longer be effective and the Issuer will execute, and the Trustee, upon receipt of an Officers’ Certificate for the authentication and delivery of Notes in definitive registered form, will authenticate and deliver, Notes in definitive registered form, in any authorized denominations, in an aggregate principal amount equal to the principal amount of the Global Notes, in exchange for such Global Notes.

(c) Any Note in definitive form issued in exchange for a beneficial interest in a Global Note will be registered in such name or names as the Depositary shall instruct the Trustee. The Depositary may surrender Global Notes in exchange in whole or in part for Notes in definitive registered form on such terms as are acceptable to the Issuer and the Depositary.

     (16)  Any other terms of Notes:

     The Issuer covenants and agrees for the benefit of the Holders of the Notes as follows:

(a) Limitation on Incurrence of Additional Indebtedness

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, extend the maturity of or in any other manner become liable with respect to, or otherwise become responsible for the payment of (collectively, “incur”), any Indebtedness unless after giving effect to the incurrence thereof and the receipt and application of the net proceeds therefrom either:

(1) the Consolidated Fixed Charge Coverage Ratio of the Issuer (determined on a pro forma basis for the last four fiscal quarters of the Issuer for which financial statements are available at the date of determination) is at least 2.0 to 1 or

(2) the ratio of Indebtedness of the Issuer and its Restricted Subsidiaries to Consolidated Net Worth of the Issuer is less than 3.5 to 1.

Notwithstanding the foregoing, the Issuer and its Restricted Subsidiaries may incur:

(1) Refinancing Indebtedness;

(2) Non-Recourse Indebtedness incurred for the acquisition or improvement of real property and secured by mortgage Liens on such real property or improvements;

(3) Indebtedness to the Issuer or to Restricted Subsidiaries;

(4) Indebtedness under the 2000 Revolving Credit Facility included in the Existing Credit Facilities in an aggregate principal amount at any one time of not more than $739,100,000; and

(5) Excluded Debt.

(b) Limitation on Restrictions on Distributions from Restricted Domestic Subsidiaries

The Issuer will not, and will not permit any of its Restricted Domestic Subsidiaries to, directly or indirectly, create, assume or otherwise cause or permit to exist or to become effective any consensual encumbrance or restriction on the ability of any Restricted Domestic Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or on any other interest or participation in, or measured by, its profits, owned by the Issuer or any of its other Restricted Subsidiaries, or pay interest on or principal of any Indebtedness owed to the Issuer or any of its other Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its other Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Issuer or any of its other Restricted Subsidiaries,

except for (i) encumbrances or restrictions on the payment of cash by any Restricted Domestic Subsidiary which do not exceed $10,000 in the aggregate and (ii) encumbrances or restrictions existing or created under or by reason of:

(a) applicable law;

(b) covenants or restrictions contained in Existing Indebtedness;

(c) customary provisions restricting subletting or assignment of any contract or of any lease governing a leasehold interest of the Issuer or any Restricted Domestic Subsidiary;

(d) restrictions under any instrument creating or evidencing any Acquired Indebtedness that was permitted to be incurred pursuant to the Indenture and the Notes and which (I) only apply to assets that were subject to such restrictions and encumbrances prior to the acquisition of such assets by the Issuer or its Restricted Domestic Subsidiaries and (II) were not created in connection with, or in contemplation of, such acquisition;

(e) restrictions replacing those permitted by clause (b) or (d) which are not more restrictive than, and do not extend to any Persons or assets other than the Persons or assets subject to, the restrictions and encumbrances so replaced;

(f) restrictions under any instrument creating or evidencing any Refinancing Indebtedness which are not more restrictive than those under, and do not extend to any Persons or assets other than the Persons or assets subject thereto under, the instrument creating or evidencing the Indebtedness being refunded, extended or refinanced by such Refinancing Indebtedness;

(g) any Permitted Lien or any agreement restricting the sale or other disposition of property securing Indebtedness permitted by the Indenture and the Notes if such Permitted Lien or agreement, as the case may be, does not by its terms expressly restrict the ability of a Restricted Domestic Subsidiary of the Issuer to make any of the dividends, payments, distributions, loans, advances or transfers referred to in clauses (1), (2) or (3) above;

(h) reasonable and customary borrowing base covenants set forth in credit agreements evidencing Indebtedness otherwise permitted by the Indenture and the Notes, which covenants restrict or limit the distribution of revenues or sale proceeds from real estate or a real estate project based upon the amount of Indebtedness outstanding on such real estate or real estate project and the value of some or all of the remaining real estate or the project’s remaining assets;

(i) customary agreements entered into in the ordinary course of business restricting the ability of the joint venture to make distributions or payments of cash or property to participants in such joint venture; or

(j) the Existing Credit Facilities or a Substitute Credit Facility but only so long as no such encumbrance or restriction under the Existing Credit Facilities or a Substitute Credit Facility by its terms expressly restricts the ability of a Restricted Domestic Subsidiary of the Issuer to make any of the dividends, payments, distributions, loans, advances or transfers referred to in clauses (1), (2) or (3) above (it being understood that covenants requiring or having the effect of requiring the maintenance of a specified level of net worth which do not by their terms expressly restrict the ability of a Restricted Domestic Subsidiary of the Issuer to make any such dividends, payments, distributions, loans, advances or transfers referred to in clauses (1), (2) or (3) above shall be permitted under this clause (j)).

(c) Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect thereto,

(1) a Default or an Event of Default shall have occurred and be continuing; or

(2) the aggregate amount of Restricted Payments (the amount of any Restricted Payment, if other than in cash, to be determined by the Board of Directors of the Issuer, whose reasonable determination shall be conclusive and evidenced by a Board Resolution certified by an Officers’ Certificate and filed with the Trustee) made by the Issuer and its Restricted Subsidiaries from and after the date of the Indenture would exceed the sum of (a) 50% of the Consolidated Net Income of the Issuer accrued on a cumulative basis for the period commencing on September 1, 1996 (the “Commencement Date”) and ending on the last day (the “Reference Day”) of the Issuer’s last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, in the event such Consolidated Net Income as so determined on a cumulative basis shall be a deficit, minus 100% of such deficit), (b) the aggregate net proceeds, including the fair market value of property other than cash (such fair market value to be determined by a majority of the disinterested members of the full Board of Directors of the Issuer, whose reasonable determination shall be conclusive and evidenced by a Board Resolution certified by an Officers’ Certificate and filed with the Trustee), received by the Issuer from any Person (other than a Restricted Subsidiary) after the Commencement Date and on or prior to the Reference Date from the issue or sale of Qualified Capital Stock of the Issuer, or any options, warrants or other rights (other than convertible or exchangeable debt securities except as provided below) to purchase Qualified Capital Stock of the Issuer, or from the issuance or sale of debt securities of the Issuer which are converted into or exchanged for Qualified Capital Stock of the Issuer, and (c) $100,000,000; or

(3) the Issuer would be unable to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant set forth in Section 16(a) of this Officers’ Certificate;

provided, however, that the foregoing provisions shall not prevent (a) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if the payment would have complied with the foregoing provisions on the date of such declaration or (b) the repurchase or redemption of shares of Capital Stock from any officer, director or employee of the Issuer or its Restricted Subsidiaries whose employment has been terminated or who has died or become disabled in an aggregate amount not to exceed $5,000,000 for any fiscal year of the Issuer; provided that amounts paid pursuant to this clause (b) shall reduce amounts available for future Restricted Payments.

(d) Limitations on Transactions with Officers, Directors and Employees

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly,

(1) make any loan, advance, guarantee or capital contribution to, or for the benefit of, or

(2) sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or

(3) purchase or lease any property or assets from, or

(4) enter into or amend any contract, agreement or understanding with, or for the benefit of,

(a) any officer, director or employee of the Issuer,

(b) any officer, director or employee of a Subsidiary of the Issuer (provided that clause (4) above shall not apply with respect to this clause (b)) or

(c) any former officer or director of the Issuer or any of its Subsidiaries who owns, directly or indirectly, 7.5% or more of the voting power of the Common Stock of the Issuer

(each an “Affiliate Transaction”), except on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm’s length basis from a Person that is not such an officer, director or employee.

Notwithstanding the foregoing, the term “Affiliate Transaction” shall not include any transaction with an officer, director or employee of the Issuer or of any Subsidiary of the Issuer in their capacity as officer, director or employee entered into in the ordinary course of business or which is consistent with past practice (including compensation and employee benefit arrangements with any officer, director or employee of the Issuer or of any Subsidiary of the Issuer) and shall not include the acquisition by any officer, director or employee of the Issuer of any securities of the Issuer in the open market in arm’s length transactions.

(e) Limitation on Investments in Restricted Foreign Subsidiaries, Unrestricted Subsidiaries and Equity Method Persons

The Issuer will not, and will not permit any of its Restricted Domestic Subsidiaries to, directly or indirectly, make any Investment in any Restricted Foreign Subsidiary, Unrestricted Subsidiary or Equity Method Person (each, a “Subject Entity”) if, after giving effect thereto, the aggregate amount of all such Investments made after the date of the Indenture would exceed the sum of:

(1) $110,000,000,

(2) the aggregate amount of cash dividends and distributions received by the Issuer after the date of the Indenture from Subject Entities,

(3) in the case of any such Investment made after the date of the Indenture as a loan or advance to, or purchase (or other acquisition for consideration) of Indebtedness or other debt securities of, a Subject Entity, the amount of all cash repayments of principal of such loans, advances, Indebtedness or debt securities paid to the Issuer or any of its Restricted Domestic Subsidiaries (or to a Person designated by the Issuer or any of its Restricted Domestic Subsidiaries, which Person is not a Subsidiary or Affiliate of the Issuer) by such Subject Entity,

(4) in the case of any such Investment made after the date of the Indenture as a capital contribution to, or purchase (or other acquisition for consideration) of Capital Stock or other equity securities of, a Subject Entity, the aggregate cash amount paid to the Issuer or any of its Restricted Domestic Subsidiaries (or to a Person designated by the Issuer or any of its Restricted Domestic Subsidiaries, which Person is not a Subsidiary or Affiliate of the Issuer) by such Subject Entity as a return of such capital or to repurchase such Capital Stock or other equity securities (not to exceed the respective amount paid to purchase such Capital Stock or equity securities), and

(5) in the case of any other such Investment made in a Subject Entity after the date of the Indenture, the cash amount paid to the Issuer or any of its Restricted Domestic Subsidiaries (or to a Person designated by the Issuer or any of its Restricted Domestic Subsidiaries, which Person is not a Subsidiary or Affiliate of the Issuer) by such Subject Entity as a repayment or reimbursement of such Investment.

(f) Corporate Existence

Subject to Article Nine of the Indenture (as modified by Section 24(h) of this Officers’ Certificate), the Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights (charter and statutory) and franchises; provided, however, that the Issuer shall not be required to preserve any such right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Subsidiaries taken as a whole.

(g) Payment of Taxes

The Issuer will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon the Issuer or any Restricted Significant Subsidiary or upon the income, profits or property of the Issuer or any Restricted Significant Subsidiary; provided that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings; provided, further, that the Issuer shall not be required to pay or cause to be paid (i) any such delinquent taxes, assessments or charges until the aggregate amount thereof at any time outstanding shall exceed $10,000,000 or (ii) any such tax, assessment or charge levied on any property of the Issuer or any Restricted Significant Subsidiary that is without recourse to the Issuer or any Restricted Significant Subsidiary.

(h) Waiver of Stay, Extension or Usury Laws

The Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive the Issuer from paying all or any portion of the principal of or interest on the Notes as contemplated herein and in the Indenture, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Officers’ Certificate or the Indenture and (to the extent that it may lawfully do so) the Issuer hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

     (17)  Initial public offering price of Notes:

     In the case of Notes to be issued on the Closing Date, the Issuer will sell such Notes to underwriters for 98.444% of the principal amount thereof. In the case of any Additional Notes originally issued after the Closing Date, the Issuer may sell such Additional Notes to such Persons and at such prices as the Issuer may determine from time to time.

     (18)  Underwriting discount as a percentage of the principal amount of Notes:

     Not applicable.

     (19)  If other than Dollars, the coin or currency in which payment of principal of and interest on the Notes shall be payable and in which the Notes shall be denominated.

     Not applicable.

     (20)  Terms defined for purposes of this Officers’ Certificate and the issuance of the Notes:

     All references in the Indenture to the Secretary of the Issuer shall be deemed to include a reference to the Corporate Secretary of the Issuer.

     “2000 Revolving Credit Facility” means the 2000 Revolving Loan Agreement, dated as of October 3, 2000, among the Issuer, the banks party thereto, Bank of America, N.A., as administrative agent, Credit Lyonnais Los Angeles Branch, as syndication agent, Bank One, NA, as documentation agent, and Banc of America Securities LLC, as lead arranger and sole book manager, and any credit facility which is an extension, renewal or replacement thereof.

     “Acquired Indebtedness” means:

(1) with respect to any Person (except a Person formed or organized by or on behalf of the Issuer for purposes other than to act as an acquisition vehicle) that becomes a Subsidiary of the Issuer after the date of the Indenture, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Subsidiary of the Issuer that was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Issuer, and

(2) with respect to the Issuer or any of its Subsidiaries, any Indebtedness incurred by the Issuer or any of its Subsidiaries in connection with the acquisition of an asset from another Person after the date of the Indenture that was not incurred in connection with, or in contemplation of, such acquisition.

     “Additional Notes” means Notes, if any, originally issued under the Indenture after the Closing Date and which are of the same series as the Notes issued on the Closing Date.

     “Associate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on February 8, 2001.

     “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) in or of the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person.

     “Capitalized Lease Obligation” means an obligation under a Capital Lease and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

     A “Change of Control” shall be deemed to have occurred at such time as either of the following events shall occur:

(1) there shall be consummated any consolidation or merger of the Issuer in which the Issuer is not the continuing or surviving corporation or pursuant to which the Issuer’s Voting Stock would be converted into cash, securities or other property, other than a merger of the Issuer in which the holders of the Issuer’s Voting Stock immediately prior to the merger have the same or greater proportionate ownership, directly or indirectly, of the Voting Stock of the surviving corporation immediately after such merger as they had of the Issuer’s Voting Stock immediately prior to such merger; or

(2) there is a report filed by any Person, including its Affiliates and Associates, on Schedule 13D or TO (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that such Person (for the purposes of this definition only, the term “Person” shall include a “person” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the voting power of the Issuer’s Voting Stock then outstanding;

provided, however, that a Person shall not be deemed beneficial owner of, or to own beneficially,

(A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange thereunder, or

(B) any securities if such beneficial ownership (x) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, and (y) is not also then reportable on Schedule 13D (or any successor schedule, form or report) under the Exchange Act.

     Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if at any time the Issuer, any Subsidiary of the Issuer, any employee stock ownership plan or any other employee benefit plan of the Issuer or any Subsidiary of the Issuer, or any Person holding the Issuer’s Voting Stock for or pursuant to the terms of any such employee benefit plan, files or becomes obligated to file a report under or in response to Schedule 13D or Schedule TO (or any successor schedule, form or report) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 50% or otherwise.

     “Change of Control Business Day” means a day on which banking institutions are not authorized or required by law or regulation to close in The City of New York.

     “Closing Date” means January 27, 2003.

     “Common Stock” of any Person means all Capital Stock of such Person that is generally entitled to:

(1) vote in the election of directors of such Person or

(2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

     “Consolidated Adjusted Net Income” of the Issuer means, for any period, the Consolidated Net Income of the Issuer and its Restricted Subsidiaries for such period, provided that

(1) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and

(2) the Net Income of any Person which is not a Restricted Subsidiary or is an Equity Method Person shall be included only to the extent of the amount of cash dividends or distributions paid by it to the Issuer or a Restricted Subsidiary during such period.

     “Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of:

(1) the sum, without duplication, of Consolidated Adjusted Net Income, Consolidated Interest Expense (but only to the extent that such Consolidated Interest Expense reduces such Consolidated Adjusted Net Income for such period), Consolidated Tax Expense, depreciation and amortization (including, without limitation, previously capitalized interest amortized to cost of sales), in each case for such period, of the Issuer and its Restricted Subsidiaries (determined on a consolidated basis in accordance with GAAP) to

(2) Consolidated Interest Expense of the Issuer and its Restricted Subsidiaries for such period;

provided, however, that in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period unless such interest rate has been fixed by hedging or other similar contracts or agreements, in which case such interest rate shall be deemed to be equal to such fixed rate of interest.

     “Consolidated Interest Expense” means, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on a consolidated income statement of the Issuer and its Restricted Subsidiaries (including, but not limited to, imputed interest on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than previously capitalized interest amortized to cost of sales)) plus, without duplication, all capitalized interest of the Issuer and its Restricted Subsidiaries for such period and all interest incurred or paid by the Issuer or any of its Restricted Subsidiaries under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of the Issuer for such period, in each case determined on a consolidated basis in accordance with GAAP.

     “Consolidated Net Income” of the Issuer means, for any period, the consolidated Net Income of the Issuer and its Restricted Subsidiaries for such period, determined in accordance with GAAP.

     “Consolidated Net Worth” means the consolidated shareholders’ equity of the Issuer; provided that, for purposes of computing Consolidated Net Worth, all Subsidiaries of the Issuer whose accounts are consolidated with those of the Issuer under GAAP shall be treated as if they were Wholly Owned Subsidiaries of the Issuer, whether or not they are in fact Wholly Owned Subsidiaries of the Issuer.

     “Consolidated Tax Expense” of the Issuer means, for any period, the consolidated federal, state, local and foreign tax expense of the Issuer and its Restricted Subsidiaries for such period, determined in accordance with GAAP.

     “Default” means any event or condition which is or, with notice or lapse of time or both, would be an Event of Default.

     “Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable other than solely for Qualified Capital Stock, pursuant to a sinking fund obligation or otherwise, or is redeemable or required to be repurchased or repaid at the option of the holder thereof for consideration other than solely for Qualified Capital Stock, in whole or in part, on or prior to the final maturity date of the Notes; provided that, in the case of any Restricted Domestic Subsidiary through which the Issuer conducts any real estate joint venture, the fact that any participant in such joint venture who holds Capital Stock of such Restricted Domestic Subsidiary may have the right, pursuant to a “buy-sell” agreement or similar arrangement, to require that the Issuer or any other Subsidiary of the Issuer purchase such Capital Stock from such joint venturer, shall not cause such Capital Stock to be deemed Disqualified Capital Stock.

     “Equity Method Person” means, as of any date of determination, any Person (other than a Subsidiary of the Issuer) which is or is required to be accounted for by the Issuer by the equity method of accounting in the Issuer’s consolidated financial statements in accordance with GAAP.

     “Equity Offering” means any public or private sale of Common Stock of the Issuer (excluding Disqualified Capital Stock), other than public offerings with respect to Common Stock of the Issuer registered on Form S-8 (or any successor form).

     “Event of Default”, when used with respect to the Notes, has the meaning specified in the Section 24(a) of this Officers’ Certificate.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Excluded Debt” means any Indebtedness of the Issuer or its Restricted Subsidiaries which is:

(1) subordinated (subject to the rights of holders of Senior Indebtedness) in right of payment to the Notes (upon liquidation or otherwise) at least to the extent that the Notes are subordinated to the Senior Indebtedness and

(2) matures after, and is not redeemable mandatorily or at the option of the holder thereof prior to, the final maturity date of the Notes.

     “Existing Credit Facilities” means the 2000 Revolving Credit Facility and the 2000 Term Loan Agreement, dated as of October 3, 2000 among the Issuer, the banks party thereto, Bank of America N.A., as administrative agent, Credit Lyonnais Los Angeles Branch, as syndication agent, Bank One, NA, as documentation agent, and Banc of America Securities LLC, as lead arranger and sole book manager, and any credit facility which is an extension or renewal thereof (including, in each case, any increase in the amount of credit available thereunder).

     “Existing Indebtedness” means all Indebtedness of the Issuer and its Restricted Subsidiaries that is outstanding on the Closing Date.

     “GAAP” means generally accepted accounting principles as in effect and implemented by the Issuer from time to time.

     A “guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person including, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person to purchase or pay principal of or interest on (or advance or supply funds or pledge assets for the purchase or payment of or payment of interest on) Indebtedness of such other Person (whether by agreement to provide additional capital or to maintain financial condition or other similar agreement).

     “incur” has the meaning set forth in Section 16(a) of this Officers’ Certificate.

     “Indebtedness” means:

(1) any liability of any Person (a) for borrowed money or for the deferred purchase price of property or services (other than current liabilities, including Trade Payables, arising in the ordinary course of business) or which is evidenced by a note, bond, debenture or similar instrument, and which would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP, or (b) for the payment of money relating to a Capitalized Lease Obligation;

(2) any liability of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), but this clause (2) does not include letters of credit provided in the ordinary course of business and securing performance (and not financial) obligations and performance, completion, surety or similar bonds or obligations provided in the ordinary course of business;

(3) any liability or obligation of others described in clause (1) or (2) with respect to which such Person has made a guarantee or similar arrangement, directly or indirectly (to the extent of such guarantee or arrangement), but this clause (3) does not include obligations in respect of banker’s acceptances and performance, completion, surety or similar bonds or obligations provided in the ordinary course of business; and

(4) all Indebtedness of others secured by a Lien (other than assessment district and similar Liens arising in connection with municipal financings) on any asset of such Person, whether or not such Indebtedness is assumed by such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations described above and the maximum liability of such Person for any such contingent obligations at such date. To the extent such Person guarantees the obligation of another Person to pay interest on Indebtedness owed by such other Person, then a designated percentage of the interest guaranteed or the principal amount of the underlying Indebtedness, as the case may be, shall be deemed Indebtedness of the referent Person. For purposes of this definition, the amount of such deemed Indebtedness of the referent Person shall be equal to the lesser of (a) the aggregate principal amount of the underlying Indebtedness relating to such interest guarantee and (b) the aggregate amount of interest due and payable over the term of such Indebtedness (or the term of the Notes, if shorter) determined based upon the rate of interest in effect as of the date of such determination, together with the maximum prepayment premium or penalty which could become due or payable with respect to such Indebtedness if such Indebtedness were prepaid prior to the maturity of the Notes.

     “Investment” of any Person means:

(1) all investments by such Person in any other Person in the form of loans, advances or capital contributions,

(2) all payments of Indebtedness or other obligations of any other Person by such Person,

(3) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person, and

(4) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction).

     “Mortgage Finance Subsidiary” means KB Home Mortgage Company, an Illinois corporation.

     “Net Cash Proceeds” means the cash proceeds received by the Issuer from any Equity Offering, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however,

(1) any gain (but not loss) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale and leaseback transactions) of any real property or equipment of such Person which is not sold or otherwise disposed of in the ordinary course of business, and

(2) any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of such Person or any of its Restricted Subsidiaries owned by such Person.

     “Non-Recourse Indebtedness” means Indebtedness secured by a Lien on property to the extent that the liability for such Indebtedness (and any interest thereon) is limited to the security of such property without liability on the part of the Issuer or any of its Subsidiaries for any deficiency, including liability by reason of any agreement by the Issuer or any of its Subsidiaries to provide additional capital or maintain the financial condition of or otherwise support the credit of the Person incurring such Indebtedness.

     “Notes” means the 7 3/4% Senior Subordinated Notes due 2010 of the Issuer issued under the Indenture, including, without limitation, any Additional Notes which may be issued.

     “Permitted Liens” means:

(1) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP;

(2) statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP;

(3) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature (exclusive of obligations for the payment of borrowed money), in each case incurred in the ordinary course of business;

(5) judgment and other similar Liens arising in connection with court proceedings, provided that either (A) the execution or enforcement of each such Lien is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted or (B) the aggregate amount of the claims secured thereby does not exceed $10,000,000 at any time;

(6) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of the business of the Issuer and its Subsidiaries;

(7) leases or subleases granted to others not materially interfering with the ordinary conduct of the business of the Issuer and its Subsidiaries;

(8) Liens securing Refinancing Indebtedness, provided that such Liens only extend to the property or assets securing the Indebtedness being refinanced, such refinanced Indebtedness was previously secured by similar Liens on such property or assets and the Indebtedness and other obligations secured by such Liens are not increased;

(9) Liens existing on the Closing Date, provided that the Indebtedness secured by such Liens is not increased (except pursuant to the terms of such Indebtedness as in effect on the Closing Date) and that no such Lien extends to any property or assets of the Issuer or any Subsidiary other than the property or assets subject to such Lien on the Closing Date;

(10) any contract to sell an asset provided such sale is otherwise permitted under the Indenture and the Notes;

(11) Liens existing on property or assets of any entity (except an entity formed or organized by or on behalf of the Issuer for purposes other than to act as an acquisition vehicle) at the time it becomes a Restricted Domestic Subsidiary, which Liens were not created or assumed in contemplation of, or in connection with, such entity becoming a Restricted Domestic Subsidiary and which extend only to such property or assets, provided that the Indebtedness secured by such Liens is not increased (except pursuant to the terms of such Indebtedness as in effect on the date such entity becomes a Restricted Domestic Subsidiary, so long as such terms are not altered, in connection with or in contemplation of such transaction, to provide for an increase in such Indebtedness);

(12) Liens existing on property or assets of any entity (except an entity formed or organized by or on behalf of the Issuer for purposes other than to act as an acquisition vehicle) at the time it is merged or consolidated with or into the Issuer or any of its Restricted Domestic Subsidiaries, which Liens were not created or assumed in contemplation of, or in connection with, such transaction and which extend only to such property or assets, provided that the Indebtedness secured by such Liens is not increased (except pursuant to the terms of such Indebtedness as in effect on the date of such transaction, so long as such terms are not altered, in connection with or in contemplation of such transaction, to provide for an increase in such Indebtedness);

(13) Liens existing on property or assets at the time of the acquisition thereof by the Issuer or any of its Restricted Domestic Subsidiaries, which Liens were not created or assumed in contemplation of, or in connection with, such acquisition and which extend only to such property or assets, provided that the Indebtedness secured by such Liens is not increased (except pursuant to the terms of such Indebtedness as in effect on the date of such acquisition, so long as such terms are not altered, in connection with or in contemplation of such acquisition, to provide for an increase in such Indebtedness);

(14) Liens on real property and improvements securing Indebtedness of the Issuer or any of its Restricted Subsidiaries incurred to finance the acquisition or improvement after the Closing Date of such real property, which Liens are either existing at the time of such acquisition or at the time of completion of such improvement or created within six months after such acquisition or improvement;

(15) Liens securing Indebtedness in an aggregate amount at any time outstanding not to exceed 10% of the sum of (A) the Issuer’s Consolidated Net Worth at such time plus (B) the consolidated minority interests of the Issuer (determined in accordance with GAAP) at such time;

(16) Liens arising as the result of the rights of a third party to receive, or the granting, pledging or transferring to a third party of rights to receive, payments from any Restricted Foreign Subsidiary in return for payments made by or on behalf of such third party to the Issuer or a Restricted Subsidiary of the Issuer (or to a Person designated by the Issuer or a Restricted Subsidiary of the Issuer, which Person is not a Subsidiary or Affiliate of the Issuer) in an approximately equal amount (after giving effect to adjustments reflecting the time value of money);

(17) Liens securing Indebtedness owed to the Issuer or any Restricted Domestic Subsidiary by another Restricted Domestic Subsidiary;

(18) rights of banks arising by operation of law to set off deposits against debts owed to said banks; and

(19) any interest or title of a lessor in property subject to any Capitalized Lease Obligation (other than in property owned by the Issuer or any of its Restricted Domestic Subsidiaries on the Closing Date and not, as of such date, subject to any such Capitalized Lease Obligation), which Capitalized Lease Obligation is entered into within six months of the acquisition of such property by the Issuer or such Restricted Domestic Subsidiary.

     “Qualified Capital Stock” means Capital Stock other than Disqualified Capital Stock.

     “Refinancing Indebtedness” means Indebtedness that solely refunds, refinances or extends, and is incurred within six months of the scheduled maturity date or a mandatory repurchase date or optional redemption date of, any Notes, Existing Indebtedness (excluding any Existing Indebtedness repaid with the proceeds from the sale of the Notes) or other Indebtedness incurred by the Issuer or its Restricted Subsidiaries pursuant to the terms of the Indenture and the Notes, but only to the extent that:

(1) if the Indebtedness being refunded, refinanced or extended is subordinated to the Notes, the Refinancing Indebtedness is also subordinated to the Notes at least to the extent and in the manner as such Indebtedness,

(2) if the Indebtedness being refunded, refinanced or extended is subordinated to the Notes, the Refinancing Indebtedness (a) is scheduled to mature either no earlier than the Indebtedness being refunded, refinanced or extended or after the scheduled maturity date of the Notes and (b) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced or extended,

(3) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended and

(4) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being refunded, refinanced or extended except that (a) the Issuer may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Restricted Subsidiary and (b) any Restricted Subsidiary may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any other Restricted Subsidiary.

     “Restricted Domestic Subsidiary” means, as of any date of determination, a Restricted Subsidiary

(1) that is organized under the laws of the United States of America or any state thereof or the District of Columbia and

(2) the majority of the assets of which (as reflected on a balance sheet of such Subsidiary prepared in accordance with GAAP) is located in the United States of America.

     “Restricted Foreign Subsidiary” means, as of any date of determination, a Restricted Subsidiary that is not a Restricted Domestic Subsidiary.

     “Restricted Payment” means, with respect to any Person,

(1) the declaration or payment of any dividend or the making of any other payment or distribution of cash, securities or other property in respect of such Person’s Capital Stock or in respect of any warrants, options or other rights (other than convertible or exchangeable debt securities of such Person) to purchase or acquire such Person’s Capital Stock (except that a dividend payable solely in Qualified Capital Stock of the Issuer shall not constitute a Restricted Payment),

(2) any payment on account of the purchase, redemption, retirement or other acquisition for value of such Person’s Capital Stock or any warrants, options or other rights (other than convertible or exchangeable debt securities of such Person) to purchase or acquire such Person’s Capital Stock, or any other payment or distribution made in respect thereof, either directly or indirectly, or

(3) any principal payment, redemption, repurchase, defeasance or other acquisition or retirement, prior to scheduled principal payment or scheduled maturity, of Indebtedness (other than collateralized mortgage obligations issued by Subsidiaries of the Mortgage Finance Subsidiary) of the Issuer or any of its Subsidiaries which is subordinated in right of payment to the Notes;

provided, however, that with respect to the Issuer and its Restricted Subsidiaries, Restricted Payments shall not include:

(a) any payment described in clause (1) or (2) above made to the Issuer or any of its Restricted Subsidiaries by any of the Issuer’s other Restricted Subsidiaries,

(b) any exchange offer, but only to the extent the Issuer exchanges solely Capital Stock of the Issuer (other than Disqualified Capital Stock) for Indebtedness of the Issuer or a Restricted Subsidiary in such exchange offer or

(c) any redemption, repurchase or retirement of Indebtedness (the Indebtedness being so redeemed, repurchased or retired being hereinafter called “Subject Indebtedness”) described in clause (3) above if made from the proceeds of Indebtedness which (x) is subordinated to the Notes to the same extent as the Subject Indebtedness, (y) is scheduled to mature either no earlier than the Subject Indebtedness or after the scheduled maturity date of the Notes and (z) has a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the Subject Indebtedness.

     “Restricted Significant Subsidiary” means any Restricted Subsidiary which is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Securities Act of 1933, as amended, and the Exchange Act (as such Regulation S-X was in effect on June 1, 1996).

     “Restricted Subsidiary” means a Subsidiary of the Issuer which is not, as of the determination date, an Unrestricted Subsidiary.

     “Subsidiary” of any Person means:

(1) any corporation at least a majority of the aggregate voting power of the Common Stock of which is owned by such Person, directly or through one or more other Subsidiaries of such Person, and

(2) any entity other than a corporation at least a majority of the Common Stock of which is owned by such Person, directly or through one or more other Subsidiaries of such Person.

     “Substitute Credit Facility” means any credit facility of the Issuer which is created subsequent to the Closing Date and which replaces all or part of the Existing Credit Facilities or a Substitute Credit Facility (and which may provide for an increase in the amount of credit available thereunder), so long as the Issuer is the borrower under such Substitute Credit Facility.

     “Unrestricted Subsidiary” means:

(a) the Mortgage Finance Subsidiary,

(b) any Subsidiary of the Mortgage Finance Subsidiary on the Closing Date,

(c) any other Subsidiary of the Issuer which is designated as an Unrestricted Subsidiary by the Issuer’s Board of Directors, as provided below, and

(d) any Subsidiary of an Unrestricted Subsidiary;

provided that, in each case referred to in clause (a), (b), (c) or (d), the creditors of such Subsidiary have no direct or indirect recourse (including, but not limited to, recourse with respect to the payment of principal of or interest on Indebtedness of such Subsidiary) to the Issuer or any of its Restricted Subsidiaries.

The Board of Directors of the Issuer may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that no such designation shall result in any Restricted Subsidiary becoming a Subsidiary of any Unrestricted Subsidiary; and provided, further that:

(1) any such designation shall be deemed to be an incurrence by the Issuer and its Restricted Subsidiaries, as of the date of such designation, of the consolidated Indebtedness (if any) of such designated Subsidiary and its Subsidiaries (if any) which are or are being designated as Restricted Subsidiaries, determined in accordance with GAAP, for purposes of the covenant set forth in Section 16(a) of this Officers’ Certificate,

(2) immediately after giving effect to such designation and the deemed incurrence of any such additional Indebtedness (A) no Default or Event of Default shall have occurred and shall be continuing, (B) the Issuer could incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant set forth in Section 16(a) of this Officers’ Certificate and (C) without limitation to clause (A) above, such designated Subsidiary and its Subsidiaries (if any) which are or are being designated as Restricted Subsidiaries are in compliance with the covenant set forth in Section 16(b) of this Officers’ Certificate.

Subject to the foregoing, the Board of Directors of the Issuer also may designate any Restricted Subsidiary (together with its Subsidiaries (if any)) to be an Unrestricted Subsidiary; provided that:

(1) the consolidated shareholders’ equity (determined in accordance with GAAP) of such designated Subsidiary and its Subsidiaries (if any) at the time of such designation shall be deemed to be an Investment by the Issuer in an Unrestricted Subsidiary at the time of such designation and shall reduce the amount of Investments which the Issuer and its Restricted Domestic Subsidiaries shall be permitted to make under the covenant set forth in Section 16(e) of this Officers’ Certificate and

(2) immediately after giving effect to such designation and reduction of amounts available for Investments under such covenant, (A) no Default or Event of Default shall have occurred and shall be continuing, (B) the Issuer could incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant set forth in Section 16(a) of this Officers’ Certificate and (C) the Issuer could make $1.00 of additional Investments in Unrestricted Subsidiaries pursuant to the covenant set forth in Section 16(e) of this Officers’ Certificate.

Any designation by the Board of Directors described above shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Issuer’s Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and setting forth the underlying calculations supporting such certification. As of the date of this Officers’ Certificate, the only Unrestricted Subsidiaries are the Mortgage Finance Subsidiary and its Subsidiaries.

     “Voting Stock” means, with respect to any Person, the Capital Stock of such Person having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     “Weighted Average Life to Maturity” means, when applied to any Indebtedness or portion thereof at any date, the number of years obtained by dividing:

(1) the then outstanding principal amount of such Indebtedness or portion thereof, as the case may be, into

(2) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal of such Indebtedness or portion thereof, as the case may be, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

     “Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more other Wholly Owned Subsidiaries of such Person.

     (21)  The Notes will be in substantially the form attached hereto as Exhibit A (with such changes in such form as may be approved by any officer of the Issuer executing any such Note, such approval to be conclusively evidenced by the execution thereof by such officer), and the terms of the Notes as set forth in Exhibit A are hereby incorporated by reference in and shall be deemed to be a part of this Officers’ Certificate and the Indenture.

     (22)  SunTrust Bank, as successor to SunTrust Bank, Atlanta, shall be the Trustee and the initial paying agent, transfer agent and registrar for the Notes and shall be empowered so to act through its agent in the Borough of Manhattan, The City of New York.

     (23)  Terms, whether or not capitalized, used in this Officers’ Certificate and not defined herein which are defined in the Indenture (other than terms defined in another Officers’ Certificate establishing the form or terms of another series of Securities under the Indenture) shall have the respective meanings given them in the Indenture. In addition, the terms “Event of Default” and “Subsidiary”, when used in the Indenture with respect to the Notes, shall have the respective meanings set forth in this Officers’ Certificate rather than the respective meanings set forth in Section 1.1 of the Indenture.

     (24)  Any deletions from, modifications of or additions to the defined terms, Events of Default, covenants and other provisions of the Indenture with respect to the Notes:

(a) Section 5.1 of the Indenture is hereby amended and restated, but only insofar as it relates to the Notes, to read in full as follows:

“SECTION 5.1 Event of Default Defined; Acceleration of Maturity; Waiver of Default. “Event of Default” with respect to the Notes, wherever used herein, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of any installment of interest upon any of the Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or

(b) default in the payment of all or any part of the principal of any of the Notes as and when the same shall become due and payable, either at maturity, upon any redemption at the option of the Issuer or repurchase at the option of the Holders, by declaration of acceleration or otherwise; or

(c) failure on the part of the Issuer duly to observe or perform any of the covenants or agreements on the part of the Issuer contained in this Indenture (other than a covenant or agreement in respect of the Notes a default in the performance or breach of which is elsewhere in this Section 5.1 specifically dealt with or which has expressly been included in this Indenture solely for the benefit of one or more series of Securities other than the Notes) or in the Notes for a period of 60 days (or for 10 days in the case of any of the covenants or agreements (other than a covenant or agreement in respect of the Notes a default in the performance or breach of which is elsewhere in this Section 5.1 specifically dealt with) set forth in Section 7, 8, 9,10 or 11 of the Officers’ Certificate dated the Closing Date establishing the form and terms of the Notes) after the date on which written notice specifying such failure, stating that such notice is a “Notice of Default” hereunder and demanding that the Issuer remedy the same, shall have been given by registered or certified mail, return receipt requested, or by overnight courier or by hand delivery with evidence of the receipt of such overnight courier or hand delivery by the Issuer, to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding; or

(d) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Issuer or any of its Restricted Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or any of its Restricted Significant Subsidiaries or for any substantial part of the property of the Issuer or any of its Restricted Significant Subsidiaries or ordering the winding up or liquidation of the affairs of the Issuer or any of its Restricted Significant Subsidiaries, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(e) the Issuer or any of its Restricted Significant Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or any of its Restricted Significant Subsidiaries or for any substantial part of the property of the Issuer or any of its Restricted Significant Subsidiaries, or make any general assignment for the benefit of creditors; or

(f) a default under any mortgage, indenture or other instrument or agreement (including this Indenture with respect to any other series of Securities) under which there may be issued or by which there may be secured or evidenced any Indebtedness (other than Non-Recourse Indebtedness) of the Issuer or any Restricted Subsidiary, whether such Indebtedness existed on the Closing Date or shall be created thereafter, if (a) such default results from the failure to pay any such Indebtedness when due (provided that no such failure to pay Indebtedness when due shall be deemed to have occurred so long as the Issuer or such Restricted Subsidiary, as the case may be, shall be contesting whether such Indebtedness is due in good faith by appropriate proceedings) or as a result of such default the maturity of such Indebtedness has been accelerated prior to its expressed maturity and (b) the sum of (x) the principal amount of such Indebtedness plus (y) the aggregate principal amount of all other such Indebtedness in default for failure to pay any such Indebtedness when due or the maturity of which has been so accelerated, equals $20,000,000 or more, individually, or $40,000,000 or more, in the aggregate, without such Indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after notice thereof shall have been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding.

“If an Event of Default occurs and is continuing, then, and in each and every such case, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding hereunder, by notice in writing to the Issuer (and to the Trustee if given by Holders of the Notes), may declare the entire principal of all Notes then Outstanding and interest accrued thereon to be due and payable immediately and, upon any such declaration, the same shall become immediately due and payable.

“The foregoing provisions, however, are subject to the condition that if, at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Issuer shall pay or shall deposit with the Trustee a sum sufficient to pay all matured installments of interest upon all the Notes and the principal of any and all of the Notes which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the same rate as the rate of interest borne by the Notes to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Trustee and each predecessor Trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of negligence or bad faith, and if any and all Events of Default with respect to the Notes, other than the non-payment of the principal of Notes which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Holders of a majority in aggregate principal amount of all of the Notes then Outstanding, by written notice to the Issuer and to the Trustee, may waive all defaults with respect to the Notes and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.”

(b) Section 5.6 of the Indenture is hereby amended and restated, but only insofar as it relates to the Notes, to read in full as follows:

“SECTION 5.6 Limitations on Suits by Securityholders. No Holder of any Notes shall have any right by virtue or by availing of any provision of this Indenture to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Indenture, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, except (as provided in Section 5.7 of this Indenture) actions or proceedings for payment of overdue principal or interest, unless such Holder previously shall have given to the Trustee written notice of default and of the continuance thereof, and unless also the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding shall have made written request upon the Trustee to institute such action or proceedings in its own name as trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the reasonable costs, expenses and liabilities to be incurred therein or thereby and the Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceeding and no direction inconsistent with such written request by the Holders of a majority in principal amount of the Notes then Outstanding shall have been given to the Trustee pursuant to Section 5.9; it being understood and intended, and being expressly covenanted by the taker and Holder of every Note with every other taker and Holder of any Note and the Trustee, that no one or more Holders of Notes shall have any right in any manner whatever by virtue or by availing of any provision of this Indenture to affect, disturb or prejudice the rights of any other such Holder of Notes, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Notes. For the protection and enforcement of the provisions of this Section, each and every Holder of Notes and the Trustee shall be entitled to such relief as can be given either at law or in equity.”

(c) Section 5.9 of the Indenture is hereby amended and restated, but only insofar as it relates to the Notes, to read in full as follows:

“SECTION 5.9 Control by Holders of Notes. The Holders of a majority in aggregate principal amount of the Notes at the time Outstanding shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Notes by this Indenture; provided that such direction shall not be otherwise than in accordance with law and the provisions of this Indenture and provided further that (subject to the provisions of Section 6.1) the Trustee shall have the right to decline to follow any such direction if the Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith by its board of directors, the executive committee, or a trust committee of directors or Responsible Officers of the Trustee shall determine that the action or proceedings so directed would involve the Trustee in personal liability or if the Trustee in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders of the Notes not joining in the giving of said direction, it being understood that (subject to Section 6.1) the Trustee shall have no duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders.

“Nothing in this Indenture shall impair the right of the Trustee in its discretion to take any action deemed proper by the Trustee and which is not inconsistent with such direction or directions by Holders of the Notes.”

(d) Section 5.10 of the Indenture is hereby amended and restated, but only insofar as it relates to the Notes, to read in full as follows:

“SECTION 5.10. Waiver of Past Defaults. Prior to a declaration of the acceleration of the maturity of the Notes as provided in Section 5.1, the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding may on behalf of the Holders of all the Notes waive any past default or Event of Default, except a default in respect of a covenant or provision hereof that cannot be modified or amended without the consent of each Holder of any

Notes affected. In the case of any such waiver, the Issuer, the Trustee and the Holders of all Notes shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

“Upon any such waiver, such default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.”

(e) Section 5.12 of the Indenture is hereby amended and restated, but only insofar as it relates to the Notes, to read in full as follows:

“SECTION 5.12. Right of Court to Require Filing of Undertaking to Pay Costs. All parties to this Indenture agree, and each Holder of any Note by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder or group of Holders holding in the aggregate more than 10% in aggregate principal amount of the Notes then Outstanding, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or interest on any Note on or after the due date expressed in such Note or any date fixed for redemption or repurchase.”

(f) Section 6.2(f) of the Indenture is hereby amended and restated, but only insofar as it relates to the Notes, to read in full as follows:

"(f) prior to the occurrence of an Event of Default with respect to the Notes hereunder and after the curing or waiving of all Events of Default with respect to the Notes, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document unless requested in writing so to do by the Holders of not less than a majority in aggregate principal amount of the Notes then Outstanding; provided that, if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Indenture, the Trustee may require reasonable indemnity against such expenses or liabilities as a condition to proceeding; the reasonable expenses of every such investigation shall be paid by the Issuer or, if paid by the Trustee or any predecessor Trustee, shall be repaid by the Issuer upon demand; and"

(g) The first paragraph of Section 8.2 of the Indenture is hereby amended and restated, but only insofar as it relates to the Notes, to read in full as follows:

“SECTION 8.2. Supplemental Indentures With Consent of Securityholders. With the consent (evidenced as provided in Article Seven) of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding, the Issuer, when authorized by a resolution of its Board of Directors (which resolution may provide general terms or parameters for such action and may provide that the specific terms of such action may be determined in accordance with or pursuant to an Issuer Order), and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture insofar as such provisions relate to the Notes or of modifying in any manner the rights of the Holders of Notes; provided, that no such supplemental indenture shall (a) extend the final maturity of any Note or any date on which the Change of Control Repurchase Price of any Note is payable, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption or repurchase thereof, or make the principal thereof or interest thereon payable in any coin or currency other than that provided in the Notes or in accordance with the terms thereof, or modify the percentage of Holders of Notes required pursuant to Section 5.1 or 5.10 to waive any default or to rescind and annul any declaration of acceleration, or alter the provisions of Section 11.11 or 11.12 or impair or affect the right of any Holder of Notes to institute suit for the enforcement of any payment on any Note when due or any right of repayment, repurchase or redemption at the option of the Holders of Notes, in each case without the consent of the Holder of each Note so affected, or (b) reduce the aforesaid percentage of Notes, the consent of the Holders of which is required for any such supplemental indenture, without the consent of the Holders of each Note so affected.”

(h) Section 9.1 of the Indenture is hereby amended and restated, but only insofar as it relates to the Notes, to read in full as follows:

“SECTION 9.1. Issuer May Consolidate, etc., on Certain Terms. The Issuer covenants that it will not merge or consolidate with or into any other Person or sell, lease or convey all or substantially all of its assets to any other Person, unless:

(1) either the Issuer shall be the continuing corporation, or the successor corporation (if other than the Issuer) or the Person that acquires by sale, lease or conveyance all or substantially all the assets of the Issuer shall be a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions in this Indenture and the Notes to be performed or observed by the Issuer, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation,

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing,

(3) immediately after giving effect to such transaction, the Issuer or such corporation, as the case may be, would be able to incur at least $0.50 of additional Indebtedness pursuant to the first paragraph of the covenant set forth in Section 16(a) of the Officers’ Certificate dated the Closing Date establishing the form and terms of the Notes, and

(4) the Issuer shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel, each stating that such transaction and such supplemental indenture comply with this Indenture and the Notes, and that all conditions precedent relating to such transaction have been complied with.”

(i) Clause (iii) of Section 10.1(A) of the Indenture (which clause (iii) appears on page 66 of the Indenture) is hereby amended and restated, but only insofar as it relates to the Notes, to read in full as follows:

“(iii) the obligation of the Issuer to pay the principal of and interest on the Notes and the rights of the Holders of the Notes to receive payments of principal thereof and interest thereon, in each case upon the original stated due dates therefor (but not upon acceleration) or dates called for redemption,”

(j) Section 10.1(B)(b) of the Indenture is hereby amended, but only insofar as it relates to the Notes, by deleting the references therein to Sections 5.1(e) and (f) of the Indenture and replacing the same with references to Sections 5.1(d) and (e) of the Indenture, the purpose of such replacement being to reflect the amendment and restatement of such Section 5.1 pursuant to Section 24(a) of this Officers’ Certificate.

(k) The first sentence of Section 10.1(C) is hereby amended and restated, but only insofar as it relates to the Notes, to read in full as follows:

“The Issuer shall be released from its obligations under Section 9.1 and any other covenants which, pursuant to Section 2.3, are expressly made subject to the provisions of this Section 10.1(C) with respect to the Securities of any series, and any Coupons appertaining thereto Outstanding on and after the date the conditions set forth below are satisfied (hereinafter, ‘covenant defeasance’).”

(l) Section 10.1(C)(b) of the Indenture is hereby amended, but only insofar as it relates to the Notes, by deleting the references therein to Sections 5.1(e) and (f) of the

Indenture and replacing the same with references to Sections 5.1(d) and (e) of the Indenture, the purpose of such replacement being to reflect the amendment and restatement of such Section 5.1 pursuant to Section 24(a) of this Officers’ Certificate.

(m) Pursuant to Section 10.1(C) of the Indenture, it is hereby expressly provided that Section 9.1 of the Indenture (as amended and restated pursuant to Section 24(h) of this Officers’ Certificate) and the covenants set forth in Sections 7, 8, 9, 10, 11 and 16 (other than Section 16(h) and other than the covenant of the Issuer in Section 16(f) to preserve and keep in full force and effect its corporate existence) of this Officers’ Certificate shall be subject to covenant defeasance upon the terms and subject to the conditions set forth in Section 10.1(C) of the Indenture.

(n) To the extent that Section 5.1, 5.9, 5.10, 5.12, 6.2(f), or 8.2 of the Indenture (as set forth in the Indenture, as originally executed and delivered, and not as amended by this Officers’ Certificate) or any other provisions of the Indenture shall require the action or vote of two or more series of Securities under the Indenture acting together as a class, the Notes shall be excluded from such class for all purposes, it being expressly understood and agreed that the Notes shall be entitled to act alone in respect of all matters under the Indenture and that no other series of Securities issued under the Indenture shall have any right to participate in or vote in connection with any action, vote or other matter relating to the Notes.

(o) Except as otherwise expressly provided in Section 24(n) of this Officers’ Certificate, all references in the Notes and in the Indenture to “the Indenture”, “this Indenture” or to terms or provisions contained or set forth in the Indenture or the Notes (and all references of like import) shall be deemed to mean and include the terms and provisions of the Notes set forth in this Officers’ Certificate, which shall for all purposes be deemed to constitute a part of the Indenture and the Notes.

(p) For purposes of the Indenture, as amended hereby, the term “Notes” shall mean the series of Securities established pursuant to this Officers’ Certificate.

     (25)  Captions and headings in this Officers’ Certificate are for convenience of reference only and shall not affect the construction hereof.

     (26)  Each of the undersigned hereby further certifies, pursuant to Section 2.4(3) of the Indenture, that the form and terms of the Notes have been established pursuant to Sections 2.1 and 2.3 of the Indenture and comply with the Indenture.

     (27)  The Notes will rank pari passu with the Issuer’s 9-5/8% Senior Subordinated Notes due 2006, 9-1/2% Senior Subordinated Notes due 2011 and 8-5/8% Senior Subordinated Notes due 2008.

     (28)  The Issuer will not under any circumstances be required to pay any additional amounts of the nature described in Section 2.3(16) of the Indenture on Notes held by any Persons who are not U.S. Persons in respect of any tax, assessment or governmental charge withheld or deducted with respect to payments made on account of the Notes.

[Signature page follows]

     IN WITNESS WHEREOF, we have executed this Certificate on behalf of the Issuer this 27th day of January, 2003.

[SEAL]

Name:	Kelly M. Allred
Title:	Vice President and Treasurer

Name:	Kimberly N. King
Title:	Corporate Secretary and Vice President, Corporate Legal Affairs

EXHIBIT A

FORM OF NOTE

[FACE OF NOTE]

KB HOME

7 3/4% Senior Subordinated Note due 2010

     [This paragraph to be included in Global Notes only —THIS NOTE IS A REGISTERED GLOBAL SECURITY UNDER THE INDENTURE DESCRIBED ON THE REVERSE HEREOF. AS SUCH, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]

     [This paragraph to be included in Global Notes only — Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]

No. R-	$
CUSIP 48666KAF6

     KB Home, a Delaware corporation (the “Issuer”, which term, as used herein, includes its successors under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to               , or registered assigns, the principal sum of                Dollars at the Issuer’s office or agency for said purpose in the Borough of Manhattan, The City of New York, on February 1, 2010, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 2003, on said principal sum in like coin or currency, at the rate of 7 3/4% per annum at said office or agency from the February 1 or the August 1, as the case may be, next preceding the date of this Note to which interest on the Notes has been paid or duly provided for, unless the date hereof is a date to which interest on the Notes has been paid or duly provided for, in which case from the date of this Note, or unless no interest has been paid or duly provided for on the Notes, in which case from January 27, 2003, until payment of said principal sum has been made or duly provided for. Notwithstanding the foregoing, if the date hereof is after January 15 or July 15, as the case may be, and before the following February 1 or August 1, respectively, this Note shall bear interest from such February 1 or August 1; provided, that if the Issuer shall default in the payment of interest due on such February 1 or August 1, then this Note shall bear interest from the next preceding February 1 or August 1 to which interest on the Notes has been paid or duly provided for or, if no interest has been paid or duly provided for on the Notes, from January 27, 2003. The interest so payable on any February 1 or August 1 will, except as otherwise provided in the Indenture referred to on the reverse hereof, be paid to the Person in whose name this Note is registered at the close of business on the January 15 or July 15 next preceding such February 1 or August 1, respectively, whether or not such date is a Business Day; provided that, except as otherwise provided in the Indenture referred to on the reverse hereof, interest may be paid, at the option of the Issuer, by mailing a check therefor payable to the Holder entitled thereto at his last address as it appears on the Note register or by wire transfer.

     Reference is made to the further provisions set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

     This Note shall not be valid or obligatory until the certificate of authentication hereon shall have been duly signed by the Trustee acting under the Indenture.

     IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed under its corporate seal.

Dated:

KB HOME

[SEAL]

William R. Hollinger Senior Vice President and Controller

Attest:

Kimberly N. King Corporate Secretary and Vice President, Corporate Legal Affairs

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within-mentioned Indenture.

SUNTRUST BANK, as Trustee

By: Authorized Officer

[REVERSE OF NOTE]

KB HOME

7 3/4% Senior Subordinated Note due 2010

     This Note is one of a duly authorized issue of 7 3/4% Senior Subordinated Notes due 2010 (the “Notes”) of the Issuer, issued pursuant to an indenture dated as of November 19, 1996 (as the same may be amended or supplemented from time to time, the “Indenture”, which term as used herein, includes the form and terms of the Notes established by that certain Officers’ Certificate of the Issuer dated January 27, 2003), duly executed and delivered by the Issuer to SunTrust Bank, as successor to SunTrust Bank, Atlanta, trustee (herein called, together with any successor in such capacity, the “Trustee”). Reference is hereby made to the Indenture and all indentures supplemental thereto for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Notes.

     Anything in this Note or the Indenture to the contrary notwithstanding, if any principal of or premium, if any, or interest on the Notes is not paid when due, then such overdue principal, premium, if any, and interest shall, to the fullest extent permitted by law, bear interest at the rate of 7 3/4% per annum until paid.

     The indebtedness evidenced by, and the payment of the principal of and premium, if any, and interest on, and any other amount owing in respect of, the Notes is, to the extent and in the manner provided in the Indenture, expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Indenture) of the Issuer, and each Holder of this Note, by his acceptance hereof, agrees to and shall be bound by all the provisions of the Indenture relating to such subordination and authorizes and directs the Trustee to take such action on his behalf as may be necessary or appropriate to acknowledge or effectuate the subordination of the indebtedness evidenced by this Note as provided in the Indenture and appoints the Trustee his attorney-in-fact for any and all such purposes.

     In case an Event of Default shall have occurred and be continuing, the principal of and accrued interest on all the Notes may be declared due and payable, in the manner and with the effect, and subject to the conditions, provided in the Indenture. The Indenture provides that in certain events such declaration and its consequences may be rescinded and annulled by the Holders of a majority in aggregate principal amount of the Notes then Outstanding and that, prior to any such declaration, such Holders may waive any past default under the Indenture except a default in the payment of principal of or premium, if any, or interest on any of the Notes or a default in respect of another covenant or provision of the Indenture that cannot be modified or amended without the consent of each Holder affected and subject to certain further exceptions. Any such waiver, rescission or annulment by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any

Note which may be issued in exchange or substitution herefor, whether or not any notation thereof is made upon this Note or such other Notes.

     To the extent permitted by, and as provided and subject to the limitations in, the Indenture, the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then Outstanding, may execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying in any manner the rights of the Holders.

     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on this Note at the place, times and rate, and in the coin and currency, herein prescribed.

     The Notes are issuable only as Registered Securities without coupons in denominations of $1,000 and any integral multiple of $1,000.

     At the office or agency of the Issuer referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations.

     Upon due presentation for registration of transfer of this Note at the above-mentioned office or agency of the Issuer, a new Note or Notes of authorized denominations, for a like aggregate principal amount, will be issued to the transferee as provided in the Indenture.

     No service charge shall be made for any such transfer or any such exchange of any Note, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

     The Notes may be redeemed at the option of the Issuer, in whole or from time to time in part, on any date on and after February 1, 2007 and prior to maturity, upon not less than 30 nor more than 60 days’ notice given in accordance with the provisions of the Indenture, at the redemption prices (expressed as percentages of the principal amount thereof) set forth below, together with accrued and unpaid interest to the date fixed for redemption (provided that payments of interest becoming due on or prior to a date fixed for redemption of the Notes shall be payable to the Holders of the Notes registered as such at the close of business on the relevant record date, subject to the terms and provisions of the Indenture), if redeemed during the 12-month period beginning February 1 of the years indicated below:

Redemption
Year	Price

2007	103.875%

Redemption
Year	Price

2008	101.938%
2009 and thereafter	100.000%

     At any time prior to February 1, 2006, the Issuer at its option may redeem Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Notes (including any Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings, at any time or from time to time, at a redemption price equal to 107.75% of the principal amount plus accrued interest to the date fixed for redemption (provided that payments of interest becoming due on or prior to a date fixed for redemption of the Notes shall be payable to the Holders of the Notes registered as such at the close of business on the relevant record date, subject to the terms and provisions of the Indenture); provided that Notes (including any Additional Notes) with an aggregate principal amount equal to at least $162,500,000 remain outstanding after each such redemption; and provided further that notice of any such redemption is mailed within 60 days after the closing date of the applicable Equity Offering and, in any event, not less than 30 nor more than 60 days prior to the applicable redemption date, all in accordance with the requirements of the Indenture.

     If less than all of the Notes are called for redemption, the Trustee shall select, in such manner as it deems appropriate and fair, the Notes (or portions thereof) to be redeemed.

     Subject to payment by the Issuer of a sum sufficient to pay the amount due on redemption, interest on this Note (or portion hereof if this Note is redeemed in part) shall cease to accrue upon the date duly fixed for redemption of this Note (or portion hereof if this Note is redeemed in part).

     If at any time there occurs a Change of Control with respect to the Issuer, each Holder of Notes will have the right, at such Holder’s option, to require the Issuer to repurchase all of such Holder’s Notes, or a portion thereof which is a principal amount of $1,000 or any integral multiple thereof, on the date (the “Change of Control Repurchase Date”) that is 30 Change of Control Business Days after the date of the Change of Control at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the Change of Control Repurchase Date, all upon the terms and subject to the conditions set forth in the Indenture.

     The Indenture includes a number of restrictive covenants affecting the Issuer and certain of its subsidiaries. These restrictive covenants are subject to a number of important qualifications and exceptions and reference is made to the Indenture for a description thereof.

     The Issuer, the Trustee, and any agent of the Issuer or the Trustee, may deem and treat the Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and premium, if any, hereon and, subject to the provisions in the Indenture, interest hereon and for all other purposes, and neither the Issuer nor the Trustee nor any agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

     No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in this Note or because of any indebtedness evidenced hereby shall be had against any incorporator, as such, or against any past, present or future shareholder, officer or director, as such, of the Issuer or of any successor, either directly or through the Issuer or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly (to the extent permitted by law) waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

     Certain of the Issuer’s obligations under this Note and under the Indenture with respect to the Notes may be terminated if the Issuer irrevocably deposits with the Trustee money or U.S. Government Obligations sufficient to pay and discharge the entire indebtedness on all of the Notes, all upon the terms and subject to the conditions set forth in the Indenture.

     This Note shall be governed by and construed in accordance with the laws of the State of New York.

     Terms (whether or not capitalized) used in this Note and not defined herein which are defined in the Indenture shall have the respective meanings ascribed thereto in the Indenture.

ABBREVIATIONS

     The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM—as tenants in common

TEN ENT—as tenants by the entireties

JT TEN —as joint tenants with right of survivorship and not as tenants in common

                         UNIF GIFT MIN ACT—                                Custodian

                                                                                       (Cust)                                 (Minor)

                         under Uniform Gifts to Minors Act

                                                                                                        (State)

     Additional abbreviations may also be used though not in the above list.

ASSIGNMENT/TRANSFER FORM

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto (Please Insert Social Security or Other Identifying Number of Assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Issuer, with full power of substitution in the premises.

     Dated:

     NOTICE: The signature to this assignment must correspond with the name as                                                   written upon the face of the within instrument in every particular, without alteration or enlargement          or any change whatever.

Signature Guaranteed:

The signature should be guaranteed by a commercial bank or a member broker of either the New York Stock Exchange, American Stock Exchange, Midwest Stock Exchange or Pacific Coast Stock Exchange